Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-) and related Prospectus of Charlotte’s Web Holdings, Inc for the registration of 6,119,121 shares of its common stock and to the incorporation by reference therein of our report dated March 23, 2023 with respect to the consolidated financial statements of Charlotte’s Web Holdings, Inc included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
May 3, 2023